Lexaria Updates Medical Marijuana and Cannabidiol Policies

KELOWNA, BC—November 18, 2014 - Lexaria Corp. (OTCQB: LXRP) (CSE: LXX) (the "Company" or "Lexaria") announces new medical marijuana and Cannabidiol (CBD) policies. Broadly speaking, subject to receiving a Canadian MMPR License, Lexaria does not plan to sell medical marijuana with THC content greater than 0.3% to persons under the age of 25, which brings our corporate policies in line with much of the medical community.

On August 28, Lexaria first announced its Responsible Marijuana Policy declaring Lexaria will not knowingly sell medical marijuana containing more than 0.3% THC to any medical marijuana patient who is under the age of 21.

That policy provoked more readership and commentary than any other action our company has taken in its history. This interest was not unexpected, however, since although selling to underage patients is permitted by the Health Canada MMPR, many health care practitioners are still reluctant to support the use of medical marijuana to treat underage patients.

Our underage policy made Lexaria CanPharm’s medical marijuana sales policies more restrictive than Canada’s alcohol consumption laws; and broadly in line with the USA’s alcohol consumption laws. We continue to believe it would not be responsible to provide medical marijuana with THC-psychoactive properties to underage persons whenever there is a CBD-based available alternative with medical properties that can meet a potential patient’s needs.

Subsequent to our policy statement, the College of Family Physicians of Canada created new guidelines that effectively included the recommendation that medical marijuana in most cases would not be appropriate for patients under the age of 25.

Accordingly, Lexaria is proud to announce that it is rising to a higher level of corporate responsibility so that, should it be granted a license with its joint-venture partner Enertopia Corp (ENRT) under the MMPR, it will follow the College of Family Physicians of Canada advice and will not knowingly sell medical marijuana containing more than 0.3% THC to any medical marijuana patient who is under the age of 25.

As part of its commitment to its customer’s health, Lexaria also will take all steps possible to encourage alternate methods of delivery that do not involve smoking. Together, this makes Lexaria’s policies the strongest announced by any corporation in North America.

Likewise, Lexaria will simultaneously be a strong supporter and advocate for the use of promising CBD-based therapies for patients of all ages, including under the age of 25.

Consider, the US Federal government, through the US Department of Health and Human Services, owns US Patent #6,630,507, which among other things, claims that

“Cannabinoids have been found to have antioxidant properties, unrelated to NMDA receptor antagonism. This new found property makes cannabinoids useful in the treatment and prophylaxis of wide variety of oxidation associated diseases, such as ischemic, age-related, inflammatory and autoimmune diseases. The cannabinoids are found to have particular application as neuroprotectants, for example in limiting neurological damage following ischemic insults, such as stroke and trauma, or in the treatment of neurodegenerative diseases, such as Alzheimer's disease, Parkinson's disease and HIV dementia.”

It is in large part due to past research like this, that Lexaria is proud to be involved in the alternative health sector focused on the most efficient delivery of CBD’s to the human system possible.

For reference, cannabinoids are compounds that affect cannabinoid receptors located on many human cells. CB1 receptors are widely found within the human brain; and CB2 receptors are found with the human immune system and have been linked to anti-inflammatory and other responses.

Eighty-five different cannabinoids have been isolated from the cannabis plant, most of which do not have psychoactive properties. One that does have psychoactive properties is tetrahydrocannabinol (THC). Endocannabinoids are produced naturally in the human body while phytocannabinoids are produced in several plant species, most abundantly in the Cannabis plant.

Cannabidiol is one of the major phytocannabinoid forms of cannabinoids, contributing more than 35% of the extracts from the cannabis plant resin. Cannabidiol occurs naturally in other plant species beyond cannabis. For example the most widely acknowledged alternative source of phytocannabinoid is in the better understood Echinacea species, in widespread use as a dietary supplement. Most phytocannabinoids are virtually insoluble in water but are soluble in lipids and alcohol.

Cannabinoids can also be manufactured synthetically, although Lexaria has no plans to be involved in the synthetic cannabinoid industry.

About Lexaria

Lexaria's shares are quoted in the USA with symbol LXRP and in Canada with symbol LXX. The company searches for opportunities that could provide potential above-market returns.

To learn more about Lexaria Corp. visit www.lexariaenergy.com.

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Current oil and gas production rates may not be sustainable and targeted production rates may not occur. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that the medical marijuana or alternative health businesses will provide any benefit to Lexaria. The Company makes no human health claims related to cannabinoids derived from any source.

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